Exhibit No. (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Kimberly-Clark Corporation’s Registration Statements on Form S-8 (Nos. 33-49050, 33-58402, 33-64689, 333-02607, 333-06996, 333-17367, 333-43647, 333-71661, 333-94139, 333-51922, 333-61010, 333-62358, 333-89314, 333-104099 and 333-115347) and No. 333-105990 on Form S-3 of our reports dated February 21, 2006 relating to the financial statements and financial statement schedule of Kimberly-Clark Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the Corporation’s method of determining conditional asset retirement obligations) and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Kimberly-Clark Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Dallas, Texas

February 23, 2006